EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to Prospectus dated July 22, 2021

The following replaces the seventh paragraph under “The Adviser” in “Management of the Trust” in the Prospectus:

Cynthia J. Clemson and William J. Delahunty, Jr. are responsible for the overall and day-to-day management of the Trust’s investments. Ms. Clemson is a Vice President of Eaton Vance, is Co-Director of Municipal Investments and has been a portfolio manager of the Trust since May 2009. Mr. Delahunty is a Vice President of Eaton Vance, has been a portfolio manager of the Trust since October 2021 and has been employed by Eaton Vance for more than five years. Ms. Clemson has managed other Eaton Vance portfolios for more than five years.

October 1, 2021

EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to Statement of Additional Information dated July 22, 2021

The following replaces the first and second paragraphs and the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

Cynthia J. Clemson and William J. Delahunty, Jr. serve as the portfolio managers of the Trust. The following table shows, as of the Trust’s most recent fiscal year end, the number of accounts Ms. Clemson and Mr. Delahunty managed in each of the listed categories and the total assets (in millions of dollars) in the accounts managed within each category. The table also shows the number of accounts with respect to which the advisory fee is based on the performance of the account, if any, and the total assets (in millions of dollars) in those accounts.

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Cynthia J. Clemson
Registered Investment Companies	10	$4,567.7	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	3	$240.8	0	$0
William J. Delahunty, Jr.(1)
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
(1)	As of July 31, 2021.

The following table shows the dollar range of equity securities beneficially owned in the Trust by its portfolio manager(s) as of the Trust’s most recent fiscal year ended March 31, 2021 and in the Eaton Vance family of funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Cynthia J. Clemson	None	Over $1,000,000
William J. Delahunty, Jr.(1)	None	Over $1,000,000
(1)	As of July 31, 2021.

October 1, 2021